Exhibit (a)(2)

RESTORATION HARDWARE, INC.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Gary G. Friedman and Chris Newman, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the special meeting of stockholders of Restoration Hardware, Inc. to be held at Acqua Hotel located at 555 Redwood Highway, Mill Valley, CA 94941, on June 12, 2008, at 10 a.m. Pacific time, or any adjournment or postponement thereof, and to vote the number of shares of common stock of Restoration Hardware, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as instructed on the reverse.

Receipt of the Notice of Special Meeting of Stockholders to be held on June 12, 2008 and the Proxy Statement dated May 9, 2008, is hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. The Proxies will vote as specified on the reverse, or, if a choice is not specified, they will vote “FOR” Proposal 1 and “FOR” Proposal 2 and with discretionary authority on all other matters unknown by Restoration Hardware, Inc. a reasonable time prior to the solicitation of proxies that may come before the special meeting or any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT

There are three ways to vote your Proxy:

VOTE BY PHONE—TOLL FREE—1-800-652-VOTE (8683)

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 1 a.m. Pacific time on June 12, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET—www.investorvote.com/RSTO

•

Use the Internet to vote your proxy 24 hours a day, 7 days a week until 1 a.m. Pacific time on June 12, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL—

Mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope.

If you vote by Phone or Internet, please do not mail your Proxy Card.

(Continued and to be signed on reverse side.)

ADDRESS CHANGE/COMMENTS

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

▼ DETACH PROXY CARD ▼

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope, or vote by telephone or the Internet as indicated on the reverse side of this Proxy Card.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.

	FOR	AGAINST	ABSTAIN

1.      Adoption of the Agreement and Plan of Merger, dated as of November 8, 2007, among Restoration Hardware, Inc., Home Holdings, LLC and Home Merger Sub, Inc., as amended by the First Amendment thereto dated as of January 24, 2008 (the “Amended Merger Agreement”) as it may be amended from time to time.

	☐	☐	☐

2. Adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Amended Merger Agreement.	☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other business unknown by Restoration Hardware, Inc. a reasonable time prior to the solicitation of proxies as may properly come before the special meeting or any adjournments or postponements thereof.

To change your address, please mark this box.	☐

To include comments, please mark this box.	☐

(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)

Date Share Owner sign here	Co-Owner sign here